Exhibit 99.1
Stamford, Conn., April 1, 2008 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), announced today that a cash payment of U.S. $0.13 per Income Deposit Security will be payable on April 21, 2008 to holders of record of Income Deposit Securities at the close of business on April 10, 2008.
Each of the Income Deposit Securities issued by the Company is comprised of one share of common stock and a subordinated note. The total payment of U.S. $0.13 reflects a cash dividend of U.S. $0.066 per share of common stock for the monthly period beginning March 20, 2008 and ending April 19, 2008 and includes an interest payment of U.S. $0.064 for the monthly period beginning March 20, 2008 and ending April 19, 2008 as provided in the subordinated notes.
The Company obtained an amendment to its senior credit facility which permits the Company to pay dividends and interest on its subordinated notes in April and May; allows the Company to invest in a potential new service contract; and increases the Company’s ability to make capital expenditures in 2008. This amendment also gives the Company two months to carefully evaluate its senior credit facility and explore its options to develop a comprehensive plan to provide the Company with the necessary flexibility and approach to support its long-term growth objectives.
Absent a further amendment, the Company will be required to suspend the monthly dividend beginning in June and, should it not meet certain ratio requirements, it could need to defer interest on the subordinated notes. The Company believes that the tightening credit markets emerging after the decline of the subprime mortgage market have made it difficult to obtain such amendments on favorable terms if at all.
The Company has obtained over $110 million in new sales over the last 12 months and believes it is important to continue its growth strategy of adding new business, providing capital and other support to its clients and acquiring related businesses. The Board of Directors could therefore determine that, in light of the Company’s growth strategy and the current requirements of its business, it is more prudent to change its dividend policy and preserve capital for reinvestment in the business, with the goal of increasing the long-term value of the Company for its security holders. The Company will disclose the outcome of its negotiations with its senior lenders and its plan for supporting its long-term growth when finalized.

Forward-Looking Statements
 This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement and indenture, adverse weather conditions and other factors, as well as the risks identified in the company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Centerplate, Inc., with its principal executive office in Stamford, CT, is a leading provider of food, merchandise and related services, including concessions and catering services in approximately 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
For more information please contact:
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com